Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports on the consolidated financial statements of Eastern Bank Corporation dated May 4, 2020, in the Registration Statement (Form S-1) and related Prospectus of Eastern Bankshares, Inc. dated June 18, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 18, 2020